DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Third Quarter 2016 Results

Downingtown PA., October 20, 2016 (GLOBENEWSWIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income available to common stockholders in accordance with generally accepted accounting principles (“GAAP”) of $1,000, or less than a penny per diluted share, for the quarter ending September 30, 2016, compared with $1.3 million, or $0.44 per diluted share, for the same quarter, last year. For the nine months ending September 30, 2016, net income available to common shareholders was $2.7 million, or $0.93 per diluted share, compared with $3.7 million, or $1.31 per diluted share for the corresponding prior year period.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

On a core basis, the Company reported net income available to common stockholders of $1.2 million, or $0.42 per diluted share, for the quarter ending September 30, 2016 compared with $1.3 million, or $0.44 per diluted share, for the corresponding prior year period. Core earnings, which is a non-GAAP measure of net income, excludes merger-related expenses of $1.5 million, gains from insurance proceeds of $30,000, and an associated income tax adjustment of $259,000 for the three months ending September 30, 2016. Core earnings were $3.7 million, or $1.29 per diluted share, for the nine months ending September 30, 2016, compared with $3.7 million, or $1.31 per diluted share, for the same period, last year. Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release. Non-GAAP financial measures include references to the terms “core” or “operating”.

William J. Hieb, President and CEO, commented, "Third quarter results represent good operating trends, which reflect our steadfast commitment to disciplined banking. We are particularly pleased with our solid loan and core deposit growth, continued stable credit quality, and wealth management business. On October 1, 2016, we successfully completed the acquisition of East River Bank and we are excited about the opportunities this combination provides us to grow our customer relationships in southeastern Pennsylvania.”

Highlights

•

Total loans increased 8.3% on a year-over-year basis and 3.0% (not annualized) on a sequential quarter basis. Total growth for the third quarter of 2016 was primarily due to stronger demand for commercial real estate loans and consumer loans.

•	Core deposits increased 5.8% and 1.0% (not annualized) on a year-over-year basis and sequential quarter basis, respectively. As of September 30, 2016, core deposits were 85.3% of total deposits.
•

Asset quality remained stable. Net loan charge-offs were only 0.03% (annualized) of total average loans for the third quarter of 2016, and non-performing loans were 1.36% of total loans at quarter-end.

•	Wealth management assets under care increased 10.1% (not annualized) to $210.8 million as of September 30, 2016, from $191.5 million as of December 31, 2015.
•

On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank. The combination of the two companies will have total assets, loans, and deposits of approximately $1.1 billion, $764 million, and $841 million, respectively, with 15 offices in Chester, Delaware and Philadelphia counties.

•	The Company paid a quarterly cash dividend of $0.07 on September 20, 2016.

Income Statement Summary

Based on core earnings of $1.2 million, the Company’s performance for the quarter ending September 30, 2016 generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.63% and 7.98%, respectively. The core ROAA and ROTCE were 0.68% and 8.75%, respectively, for the same quarter, last year. Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Total interest income for the three months ending September 30, 2016 was $6.3 million, which represented a $97,000 increase from the quarter ending June 30, 2016, and a $116,000 increase for the three months ending September 30, 2015. The year-over-year increase was primarily due to a 6.1% rise in total average loans, which offset a seven basis point decline in the net interest margin. On a sequential quarter basis, total average loans increased $10.2 million, or 2.1% (not annualized). The weighted average yield on total interest-earning assets was 3.47% for the quarter ending September 30, 2016, compared with 3.46% for the previous quarter.

Total interest expense increased $52,000 to $760,000 for the third quarter of 2016 from $708,000 for the second quarter of 2016. The sequential quarter increase was primarily due to a two basis point rise in the weighted average cost of interest-bearing liabilities to 0.43%. The increase was the result of a $13.6 million increase in the average Money Market account balances due to a special interest rate promotion during the quarter, offset in part by a $15.6 million decrease in average NOW account balances. Total interest expense also went up $49,000, compared with the three months ending September 30, 2015. The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities as the weighted average cost of funds was 0.42%, for the same quarter, last year.

On both a year-over-year and sequential quarter basis, the net interest margin remained relatively stable despite continuing pressure from ultra-low interest rates and the flattening yield curve. The net interest margin was 3.06% for the third quarter of 2016, compared with 3.13% for the same quarter, last year. On a sequential quarter basis, the net interest margin slipped only two basis points from 3.08% for the three months ending June 30, 2016.

The loan loss provision was $100,000 for both the most recent quarter and the three months ended September 30, 2015. Net loan charge-offs were only $44,000, or 0.03% (annualized) of total average loans, for the September 30, 2016 quarter. As of September 30, 2016, the Company’s allowance for credit losses was $5.3 million and represented 1.04% of total loans.

Total non-interest income for the third quarter of 2016 was $1.4 million, compared with $1.4 million for the prior quarter and $1.0 million for the quarter ended September 30, 2015. Total non-interest income for the third quarter of 2016 included a $30,000 gain from the insurance proceeds associated with the fire at our West Chester location. Wealth management fees were $393,000 for the third quarter of 2016 compared with $440,000 for the second quarter of 2016, and $317,000 for the quarter ending September 30, 2015. Wealth management fees represented approximately one-third of total fee income. Gains from the sale of investment securities were $197,000 for the three months ending September 30, 2016, compared with $203,000 for the quarter ending June 30, 2016, and $10,000 for the quarter ended September 30, 2015.

Non-interest expense was $6.7 million for the third quarter of 2016, compared with $5.2 million for the second quarter of 2016, and $4.8 million for the quarter ending September 30, 2015. Non-interest expense for the quarter ending September 30, 2016 included merger-related costs of $1.5 million associated with East River Bank. Excluding these items, non-interest expense was $5.2 million for the quarter ending September 30, 2016. On a sequential quarter basis, salary and employee benefits expense increased $124,000, or 4.6% (not annualized), primarily due to new hires and incentives. Occupancy and equipment increased $136,000, or 16.8% (not annualized), largely due to the West Chester branch office being reopened following a fire, which occurred in the second quarter of 2015. Rent and depreciation expense had been suspended since that time. Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.

Balance Sheet Summary

As of September 30, 2016, total assets were $770.3 million compared with $748.8 million as of December 31, 2015. On a sequential quarter basis, total assets increased $6.1 million, or 0.80% (not annualized), as loan growth was offset by a decrease in investment securities. Total deposits increased $3.7 million, or 0.58% (not annualized), on a sequential quarter basis. As of September 30, 2016, total shareholders’ equity was $59.2 million, compared with $55.5 million as of December 31, 2015. Tangible book value per share was $20.73 as of September 30, 2016 compared with $19.58 as of December 31, 2015.

On a sequential quarter basis, total loans increased $15.1 million, or 3.0% (not annualized), to $509.5 million as of September 30, 2016. As of the same date, total loans were 66.1% of total assets. The loan growth occurred primarily in the commercial real estate and consumer loan categories. The Company remains disciplined and intends to maintain conservative underwriting standards while growing commercial-oriented loans in a competitive market.

On a sequential quarter basis, total core deposits increased $5.5 million to $550.3 million and were 85.2% of total deposits as of September 30, 2016. Total deposits were $645.5 million as of September 30, 2016, compared with $606.3 million as of December 31, 2015.

Capital ratios continue to exceed regulatory standards for well capitalized institutions. As of September 30, 2016, the common equity tier 1 ratio was 10.50%, the tier 1 leverage ratio was 9.1%, the tier 1 risk-based capital ratio was 12.1%, and the total risk-based capital ratio was 14.7%. As of the same date, the tangible equity-to-tangible assets ratio was 7.7%.

Asset Quality Summary

Asset quality remained solid as net charge-offs were only 0.03% of total average loans for the quarter ending September 30, 2016, compared with 0.10% for the quarter ending June 30, 2016, and 0.41% for the quarter ending September 30, 2015. Total non-performing assets, including loans and other real estate property, were $9.9 million as of September 30, 2016, compared with $10.5 million as of June 30, 2016 and $7.7 million as of December 31, 2015. The ratio of non-performing loans to total loans was 1.36% as of September 30, 2016, compared with 1.54% as of June 30, 2016. As of September 30, 2016, the allowance for credit losses to total loans ratio was 1.04%.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk. The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. To date, model results indicate that interest rate risk remains moderate and within policy guidelines.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB and East River conduct their operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
EARNINGS:
Interest income	$6,277	$6,161	$18,562	$18,288
Interest expense	760	711	2,118	1,995
Net interest income	5,517	5,450	16,444	16,293
Provision for credit losses	100	100	630	815
Non-interest income	1,142	1,027	3,435	3,220
Gain from insurance proceeds	30	-	1,180	-
Gain on sale of investment securities	197	10	431	74
Gain (loss) on sale of SBA loans	-	-	39	416
Loss on sale / writedown of OREO and ORA	160	154	164	154
Due diligence & merger expense	1,498	-	1,961	-
Non-interest expense	5,046	4,605	15,169	14,153
Income before income taxes	82	1,628	3,605	4,881
Income tax expense	81	359	939	1,125
Net income	1	1,269	2,666	3,756
Preferred stock dividends	-	8	-	42
Net income available to common stockholders	$1	$1,261	$2,666	$3,714
Net income per common share, diluted	$0.00	$0.44	$0.93	$1.31

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP net income	$1	$1,261	$2,666	$3,714
Gains from insurance proceeds	(30)	-	(1,180)	-
Salary expense related to restricted stock and SERP	-	-	446	-
Due diligence & merger expense	1,498	-	1,961	-
Income tax adjustment	(259)	-	(177)	-
Non-GAAP net income (Core earnings)	$1,210	$1,261	$3,716	$3,714

Earnings per common share:
Basic	$0.42	$0.45	$1.31	$1.33
Diluted	$0.42	$0.44	$1.29	$1.31

Weighted average common shares outstanding:
Basic	2,853	2,807	2,845	2,798
Diluted	2,886	2,852	2,879	2,844

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2016	2016	2016	2015	2015
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1	$1,109	$1,556	$1,374	$1,261
Basic earnings per common share	$0.00	$0.39	$0.55	$0.49	$0.45
Diluted earnings per common share	$0.00	$0.39	$0.54	$0.48	$0.44
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$20.76	$20.90	$20.45	$19.65	$19.64
Tangible book value per common share	$20.73	$20.88	$20.38	$19.58	$19.57
Average common shares outstanding	2,853	2,849	2,833	2,812	2,807
Average diluted common shares outstanding	2,886	2,883	2,869	2,857	2,852

Performance Ratios
Return on average assets	0.00%	0.59%	0.84%	0.74%	0.68%
Return on average equity	0.01%	7.56%	10.94%	9.32%	8.71%
Return on average tangible equity	0.01%	7.57%	10.98%	9.35%	8.75%
Net interest margin	3.06%	3.08%	3.15%	3.14%	3.13%
Efficiency ratio	94.43%	74.38%	78.66%	68.27%	68.09%
Wtd average yield on earning assets	3.47%	3.46%	3.51%	3.53%	3.52%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.03%	0.10%	0.08%	0.07%	0.41%
Non-performing loans/Total loans	1.36%	1.54%	1.06%	1.06%	0.90%
Non-performing assets/Total assets	1.28%	1.38%	1.02%	1.02%	0.87%
Allowance for credit loss/Total loans	1.04%	1.06%	1.06%	1.02%	1.01%
Allowance for credit loss/Non-performing loans	76.28%	69.12%	99.64%	96.91%	111.32%

Capital Ratios
Total equity/Total assets	7.69%	7.79%	7.64%	7.41%	7.87%
Tangible equity/Tangible assets	7.68%	7.78%	7.61%	7.40%	7.42%
Tier 1 leverage ratio	9.06%	9.11%	9.16%	8.94%	9.23%
Common equity tier 1 risk-based capital ratio	10.50%	10.82%	10.71%	10.44%	10.46%
Tier 1 risk-based capital ratio	12.06%	12.43%	12.34%	12.08%	12.74%
Total risk-based capital ratio	14.72%	15.16%	15.07%	14.78%	15.46%

Wealth Management
Assets under care*	$210,800	$200,586	$199,296	$191,529	$184,535

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015
EARNINGS:
Interest income	$6,277	$6,180	$6,105	$6,190	$6,161
Interest expense	760	708	650	717	711
Net interest income	5,517	5,472	5,455	5,473	5,450
Provision for loan losses	100	200	330	290	100
Non-interest income	1,142	1,184	1,109	1,107	1,027
Gain from insurance proceeds	30	-	1,150	120	-
Gain on sale of investment securities	197	203	31	4	10
Gain on sale of SBA loans	-	-	39	68	-
(Gain) loss on sale / write-down of OREO and ORA	160	4	-	(20)	154
Due diligence & merger expense	1,498	275	188	-	-
Non-interest expense	5,046	4,893	5,230	4,742	4,605
Income before income taxes	82	1,487	2,036	1,760	1,628
Income tax expense	81	378	480	378	359
Net income	1	1,109	1,556	1,382	1,269
Preferred stock dividends	-	-	-	8	8
Net income available to common stockholders	$1	$1,109	$1,556	$1,374	$1,261
Net income per common share, diluted	$0.00	$0.39	$0.54	$0.48	$0.44

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$30,442	$20,146	$38,740	$21,119	$18,959
Investment securities	195,477	223,140	207,023	220,208	227,363
Loans held for sale	-	-	359	-	-
Loans and leases	509,475	494,417	489,366	481,758	470,396
Allowance for credit losses	(5,303)	(5,247)	(5,172)	(4,935)	(4,729)
Net loans and leases	504,172	489,170	484,194	476,823	465,667
Premises and equipment, net	9,033	8,557	7,817	6,806	6,630
Other assets	31,148	23,159	23,307	23,862	23,272
Total assets	$770,272	$764,172	$761,440	$748,818	$741,891

Demand Deposits	$146,731	$135,212	$131,951	$125,581	$120,018
NOW	169,400	185,279	201,566	185,973	189,502
Money markets	160,312	149,108	138,241	137,555	139,213
Savings	73,867	75,236	75,535	72,660	71,316
Core Deposits	550,310	544,835	547,293	521,769	520,049
Time deposits	71,920	73,560	71,264	66,018	69,744
Brokered deposits	23,313	23,449	18,498	18,488	18,665
Total Deposits	645,543	641,844	637,055	606,275	608,458
FHLB advances	20,000	20,000	20,000	30,000	20,000
Repurchase agreements	19,483	17,748	21,661	32,416	30,501
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,710	9,721	9,733	9,743	9,754
Other liabilities	6,569	5,572	5,061	5,146	5,060
Stockholders' equity	59,217	59,537	58,180	55,488	58,368
Total liabilities and stockholders' equity	$770,272	$764,172	$761,440	$748,818	$741,891

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$25,208	$36,113	$23,080	$19,532	$19,820
Investment securities	217,593	213,235	215,565	227,936	230,402
Loans held for sale	87	147	28	61	74
Loans and leases	498,627	488,396	483,125	473,643	469,896
Allowance for credit losses	(5,344)	(5,265)	(5,025)	(4,831)	(5,182)
Net loans and leases	493,283	483,131	478,100	468,812	464,714
Premises and equipment, net	8,844	8,332	7,222	6,609	6,587
Other assets	19,829	19,222	19,678	19,415	20,021
Total assets	$764,844	$760,180	$743,673	$742,365	$741,618

Demand Deposits	$137,437	$131,134	$120,391	$122,235	$118,282
NOW	176,704	192,339	193,548	183,129	197,802
Money markets	156,412	142,768	137,121	140,136	144,115
Savings	74,652	75,254	74,653	71,637	71,740
Core Deposits	545,205	541,495	525,713	517,137	531,939
Time deposits	72,324	75,541	70,927	68,731	56,702
Brokered deposits	23,307	20,754	18,491	18,638	18,658
Total Deposits	640,836	637,790	615,131	604,506	607,299
FHLB advances	20,000	20,003	23,111	22,391	20,000
Repurchase agreements	18,381	19,103	23,040	31,914	31,732
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	10,383	9,728	10,783	9,875	10,000
Other liabilities	5,367	4,939	4,818	5,070	5,073
Stockholders' equity	60,127	58,867	57,040	58,859	57,764
Total liabilities and stockholders' equity	$764,844	$760,180	$743,673	$742,365	$741,618